Exhibit 10.1

                         , 2016

GEF Acquisition Corporation

2 Bethesda Metro Center, Suite 440

Bethesda, Maryland 20814

Maxim Group LLC

405 Lexington Avenue, 2nd Floor

New York, New York 10174

EarlyBirdCapital, Inc.

366 Madison Avenue, 8th Floor

New York, New York 10017

Re:    Initial Public Offering

Ladies and Gentlemen:

This letter (this “ Letter Agreement ”) is being delivered to you in accordance with the Underwriting Agreement (the “ Underwriting Agreement ”) entered into by and between GEF Acquisition Corporation, a Cayman Islands exempted company (the “ Company ”), Maxim Group LLC and EarlyBirdCapital, Inc., as representatives (the “ Representatives ”) of the several underwriters (the “ Underwriters ”), relating to an underwritten initial public offering (the “ Public   Offering ”), of 11,500,000 of the Company’s units (including up to 1,500,000 Units that may be purchased to cover over-allotments, if any, the “ Units ”), each comprised of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “ Ordinary Shares ”), and one redeemable warrant (each, a “ Warrant ”). Each Warrant entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “ Prospectus ”) filed by the Company with the United States Securities and Exchange Commission (the “ Commission ”) and the Company intends to apply to have the Units listed on the Nasdaq Capital Market. Certain capitalized terms used herein are defined in paragraph 1 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GECC Holdings II, LLC (the “ Sponsor ”) and each of the undersigned (each, a “ Founder ” and collectively, the “ Founders ”) hereby agree with the Company as follows:

1.            Definitions . As used herein, (i) “ Business Combination ” shall mean a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “ Capital Shares ” shall mean, collectively, the Ordinary Shares and the Founder Shares; (iii) “ Founder Shares ” shall mean the 2,875,000 Class F ordinary shares of the Company, par value $0.0001 per share, outstanding prior to the consummation of the Public Offering (or 2,500,000 Class F ordinary shares if the over-allotment is not exercised by the Underwriters); (iv) “ Private Placement Warrants  ” shall mean the Warrants to purchase Ordinary Shares that will be acquired by the Sponsor and the Representatives for an aggregate purchase price of $5.25 million (or $5.775 million if the over-allotment is exercised by the Underwriters), or $1.00 per Warrant, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (v) “ Public Shareholders ” shall mean the holders of securities issued in the Public Offering; (vi) “ Trust Account ” shall mean the trust fund into which a portion of the net proceeds of the Public Offering shall be deposited; (vii) “ Transfer ” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and (viii) “ Charter ” shall mean the Company’s Amended and Restated Memorandum and Articles of Association, as the same may be amended from time to time.

2.            Representations and Warranties .

(a) The Sponsor and each Founder have full right and power, without violating any agreement to which he or it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement, as applicable, to serve as a director on the Board, as applicable, and Founder hereby consents to being named in the Prospectus, road show and other materials as an officer and/or director of the Company.

(b) Each Founder’s biographical information furnished to the Company (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to such Founder’s background. The Founder’s questionnaire furnished to the Company is true and accurate in all respects. Each Founder represents and warrants that: such Founder is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; such Founder has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and such Founder is not currently a defendant in any such criminal proceeding; and neither such Founder nor the Sponsor has ever been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

3.            Business Combination Vote . The Sponsor and Founders agree that if the Company seeks shareholder approval of a proposed initial Business Combination, then in connection with such proposed initial Business Combination, it or he, as applicable, shall vote all Founder Shares and any Ordinary Shares acquired by it or him, as applicable, in the Public Offering or the secondary public market in favor of such proposed initial Business Combination.

4.            Failure to Consummate a Business Combination; Trust Account Waiver .

(a) The Sponsor and Founders hereby agree that in the event that the Company fails to consummate its initial Business Combination within the time period set forth in the Charter, the Sponsor and each Founder shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Ordinary Shares sold as part of the Units in the Public Offering (the “ Offering Shares ”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the trust account and not previously released to the Company (less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Board, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. The Sponsor and Founders agree not to propose any amendment to the Charter that would affect the substance or timing of the Company’s obligation to redeem the Offering Shares if the Company does not complete a Business Combination within the required time period set forth in the Charter unless the Company provides its public shareholders with the opportunity to redeem their Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the trust account and not previously released to the Company, divided by the number of then outstanding public shares.

(b) Each of the Founders and Sponsor acknowledges that they have no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares. The Sponsor and each of the Founders hereby further waives, with respect to any Ordinary Shares and Founder Shares held by it or him, as applicable, any redemption rights it or he may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or a shareholder vote to approve an amendment to the Charter that would affect the substance or timing of the Company’s obligation to redeem 100% of the Ordinary Shares if the Company has not consummated an initial Business Combination within the time period set forth in the Charter or in the context of a tender offer made by the Company to purchase Ordinary Shares (although the Sponsor and the Founders shall be entitled to redemption and liquidation rights with respect to any Ordinary Shares (other than the Founder Shares) they hold if the Company fails to consummate a Business Combination within the required time period set forth in the Charter).

5.            Lock-up; Transfer Restrictions .

(a) The Sponsor and Founders agree that they shall not Transfer any Founder Shares (the “ Founder Shares Lock-up ”) until the earlier of (A) one year after the completion of an initial Business Combination and (B) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “ Founder Shares Lock-up Period ”). Notwithstanding the foregoing, if, subsequent to a Business Combination, the closing price of the Ordinary Shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, 50% of the Founder Shares shall be released from the Founder Shares Lock-up.

(b) The Sponsor and Founders agree that they shall not effectuate any Transfer of Private Placement Warrants or Ordinary Shares underlying such warrants, until 30 days after the completion of a Business Combination.

(c) Notwithstanding the provisions set forth in paragraphs 5(a) and (b), Transfers of the Founder Shares, Private Placement Warrants and Ordinary Shares underlying the Private Placement Warrants are permitted (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members of the Sponsor or their affiliates, or any affiliates of the Sponsor (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made at or prior to the consummation of a Business Combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) by virtue of the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (g) in the event of the Company’s liquidation prior to the completion of a Business Combination; or (h) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of a Business Combination;  provided ,  however , that in the case of clauses (a) through (f) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

(d) During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and the Founders shall not, without the prior written consent of the Representatives, Transfer any Units, Ordinary Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares owned by it or him, as applicable. The Sponsor and the Founders acknowledge and agree that, prior to the effective date of any release or waiver of the restrictions set forth in this paragraph 5, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

6.            Remedies . The Sponsor and each of the Founders hereby agree and acknowledge that (i) each of the Underwriters and the Company would be irreparably injured in the event of a breach by the Sponsor or such Founder of its or his obligations, as applicable under paragraphs 3, 4, 5, 7, 15 and 16, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7.            Payments by the Company . Except as disclosed in the Prospectus, neither the Sponsor, nor any affiliate of the Sponsor, nor any director or officer of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is).

8.            Entire Agreement . This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

9.            Assignment . No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor, each of the Founders and each of their respective successors, heirs, personal representatives and assigns.

10.          Governing Law . This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

11.          Notices . Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

12.          Director and Officer Liability Insurance . The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and the Founders shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

13.          Termination . This Letter Agreement shall terminate on the earlier of (i) the expiration of the Founder Shares Lock-up Period and (ii) the liquidation of the Company;  provided ,  however , that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by November 1, 2016, provided further that paragraph 15 of this Letter Agreement shall survive such liquidation.

14.          Reliance . The Sponsor and the Founders acknowledge and understand that the Underwriters and the Company will rely upon the agreements, representations and warranties set forth herein in proceeding with the Public Offering.

 15.          Indemnification . In the event of the liquidation of the Trust Account, H. Jeffrey Leonard (the “ Indemnitor ”) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has entered into an acquisition agreement (a “ Target ”); provided , however , that such indemnification of the Company by the Indemnitor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per share of the Offering Shares and (ii) the actual amount per share of the Offering Shares held in the Trust Account as of the date of the liquidation of the Trust Account and such indemnification shall not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account (whether or not such agreement is enforceable) nor shall it apply to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Indemnitor shall not be responsible for any liability as a result of any such third party claims. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.

16.          Forfeiture of Founder Shares by Sponsor . To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 1,500,000 Ordinary Shares within 45 days from the date of the Prospectus (as further described in the Prospectus), the Sponsor agrees that it shall automatically surrender to the Company for no consideration, for cancellation at no cost, an aggregate number of Founder Shares equal to 375,000 multiplied by a fraction, (i) the numerator of which is 1,500,000 minus the number of Ordinary Shares purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 1,500,000. The surrender for no consideration will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the initial shareholders (as such term is defined in the Prospectus) will own an aggregate of 20.0% of the Company’s issued and outstanding Capital Shares after the Public Offering. The Sponsor and Founders further agree that to the extent that the size of the Public Offering is increased or decreased, the Company will purchase or sell Ordinary Shares or effect a share repurchase or share capitalization, as applicable, immediately prior to the consummation of the Public Offering in such amount as to maintain the ownership of the initial shareholders prior to the Public Offering at 20.0% of its issued and outstanding Capital Shares upon the consummation of the Public Offering. In connection with such increase or decrease in the size of the Public Offering, then (A) the references to 1,500,000 in the numerator and denominator of the formula in the first sentence of this paragraph shall be changed to a number equal to 15% of the number of Ordinary Shares included in the Units issued in the Public Offering and (B) the reference to 375,000 in the formula set forth in the first sentence of this paragraph shall be adjusted to such number of Founder Shares that the Sponsor would have to return to the Company in order for the initial shareholders to hold an aggregate of 20.0% of the Company’s issued and outstanding Capital Shares after the Public Offering.

17.          Involvement in Future Blank Check Companies . Each Founder agrees not to participate in the formation of, or become an officer or director of, any other blank check company (excluding existing affiliations), until the Company has entered into a definitive agreement with respect to a Business Combination or the Company has failed to complete a Business Combination within the time period set forth in the Charter.

[ Signature Page Follows ]

Sincerely,

GECC HOLDINGS II, LLC

By:
Name:
Title:

H. Jeffrey Leonard

Daniel Prawda

Brian J. Foist

Stuart Barkoff

Acknowledged and Agreed:

GEF ACQUISITION CORPORATION

By:
Name:
Title:

MAXIM GROUP LLC

By:
Name:
Title:

EARLYBIRDCAPITAL, INC.

By:
Name:
Title:

[ Signature Page to Letter Agreement ]